EXHIBIT 11.1

               DIGITAL POWER CORPORATION AND SUBSIDIARY

                  COMPUTATION OF NET INCOME PER SHARE



                                                                     FOR THE THREE MONTHS
                                                                       ENDED DECEMBER 31

                                                                      1997                      1996
                       PRIMARY

Net income                                                        $   234,633               $  112,433
Less - preferred stock dividends                                                            $   22,842
Net income applicable to common shareholders                      $   234,633               $   89,591

Weighted average number of common shares                            2,502,542                  963,722
Add - common stock equivalent shares (determined using
  the treasury stock method) representing shares issuable
  upon exercise of stock options                                      437,309                  308,644
Add - common stock equivalent shares (determined using
  the treasury stock method) representing shares issuable
  upon exercise of warrants                                           260,543                        -
Weighted average number of shares used in calculation of
  primary income per share                                          3,200,394                1,272,366

Primary net income per common share                                $     0.07               $     0.07

                    FULLY DILUTED

Net income for primary income per share                            $  234,633               $   89,591
Add - preferred stock dividend                                     $        -               $   22,842
Net income used for fully diluted income
  per share                                                        $  234,633               $  112,433

Weighted average number of shares used in calculation of
  primary income per share                                          3,200,394                1,272,366

Add - weighted average number of shares issuable upon
  conversion of preferred stock                                             -                  415,302
Weighted average number of shares used in calculation of
  fully diluted income per share                                    3,200,394                1,687,668
Fully diluted net income per common share                           $    0.07               $     0.07
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